UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2014

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

590 E. Middlefield Road
Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On May 20, 2014, Omnicell, Inc. (the “Company”) held its Annual Meeting of Stockholders at 2:30 p.m. local time at the Company’s headquarters located at 590 E. Middlefield Road, Mountain View, California 94043 (the “Annual Meeting”). As of March 27, 2014, the Company’s record date, there were a total of 36,559,982 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, 35,164,643 shares of Common Stock were represented in person or by proxy and, therefore, a quorum was present. Three items of business were acted upon by the stockholders at the Annual Meeting. The final results for the votes regarding each proposal are set forth below.

Proposal 1— Election of Directors to Hold Office Until the 2017 Annual Meeting of Stockholders

Mr. Randy D. Lindholm, Ms. Sara J. White and Ms. Joanne B. Bauer were elected to serve as members of the Company’s Board of Directors (the “Board”) for three year terms and until their respective successors shall be elected and qualified or until their earlier resignation or removal.

Votes were cast as follows for the election of directors:

	For	Withheld	Broker Non-Votes
Randy D. Lindholm	30,646,617	919,748	3,598,278
Sara J. White	30,647,578	918,787	3,598,278
Joanne B. Bauer	30,937,337	629,028	3,598,278

Since the Board is divided into three classes with one class elected each year to hold office for a three-year term, the following directors continued to serve as directors of the Company immediately after the Annual Meeting: Randall A. Lipps, James T. Judson, Mark W. Parrish, Vance B. Moore and Gary S. Petersmeyer. In addition, as previously announced, Donald C. Wegmiller resigned from the Board effective immediately prior to the Annual Meeting and Bruce D. Smith was appointed to the Board to fill the vacancy created by Mr. Wegmiller’s departure.

Proposal 2— Advisory Vote on Executive Compensation

The stockholders voted, on an advisory basis, to approve named executive officer compensation as follows:

For	Against	Abstain	Broker Non-Votes
30,554,389	911,157	100,819	3,598,278

Proposal 3— Ratification of the Selection of the Independent Registered Public Accounting Firm

The stockholders ratified the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 by the following vote:

For	Against	Abstain	Broker Non-Votes
35,087,422	55,225	21,996	—

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: May 21, 2014	By:	/s/ Dan S. Johnston
Dan S. Johnston,
Executive Vice President and General Counsel